CERTIFICATE OF DESIGNATION
                                       OF
                         PREFERENCES OF PREFERRED STOCK
                                       OF
                             PYR ENERGY CORPORATION,
                             a Delaware corporation


     The undersigned, D. Scott Singdahlsen and Andrew P. Calerich, certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of PYR Energy Corporation, a Delaware corporation (the "Corporation").

     2. Pursuant to authority given by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

     WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

     WHEREAS, the Corporation has not issued any shares of such Preferred Stock and the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to the initial series of said Preferred Stock and the number of shares constituting and the designation of said series;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting and the rights, preferences, privileges and restrictions relating to, said initial series of Preferred Stock as follows:

                               I. PREFERRED STOCK

     1.1 Designation. The initial series of Preferred Stock shall be designated "Series A Preferred Stock."

     2.1 Number of Shares. The number of shares constituting the Series A Preferred Stock shall be 25,000 shares.

     3.1 Sale Price. The Sale Price for each share of Series A Preferred Stock shall initially be equal to $100 per share.

     4.1 Dividends. (a) The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets at the time legally available therefor, preferential dividends at a rate of Ten Dollars ($10.00) per share of Series A

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Preferred Stock per annum, subject to proportionate adjustment for any stock split, reverse stock split, stock dividend (but excluding any payment of a dividend on the Series A Preferred Stock by the issuance of Common Stock, as permitted by Section 4.1(d)), recapitalization or other similar change in the character or amount of outstanding Series A Preferred Stock, and no more, payable in cash semiannually on January 1 and July 1 in each year, commencing January 1, 1999. All calculations of dividends due and pro rations thereof shall be based on a 365-day year and the actual number of days outstanding.

     (b) Dividends on each share of Series A Preferred Stock shall be cumulative from the date of issuance of such share, whether or not at the time such dividend shall accrue or become due or at any other time there shall be profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall accrue on each share of Series A Preferred Stock from and including the date of issuance of such share to and including the date on which the share of Series A Preferred Stock is redeemed or converted as set forth herein. Dividends shall accrue and become due on each January 1 and July 1 regardless of whether the Corporation is then able or legally permitted to pay such dividend.

     (c) If at any time the Corporation shall pay less than the total amount of dividends due on outstanding Series A Preferred Stock at the time of such payment, such payment shall be distributed among the holders of the Series A Preferred Stock so that an equal amount shall be paid with respect to each outstanding share of Series A Preferred Stock.

     (d) Accrued dividends, at the option of the Corporation, may be paid by delivery of shares of Common Stock of the Corporation with a fair market value equal to the amount of accrued, but unpaid dividend, then due on each share of Series A Preferred Stock. For purposes of this Section 4.1(d), the fair market value of a share of Common Stock shall be determined as of the original dividend due date, and shall be determined as follows. The fair market value shall equal the weighted average trading price over the 45 calendar days preceding the date of determination. For purposes of the "weighted average" calculation, the number of shares involved in each individual trade during the period of determination shall be multiplied by the sale price for that trade, then the sum of all those amounts shall be divided by the total number of shares traded during the relevant period of determination (the "Weighted Average Trading Price").

     4.2 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, an amount per share equal to the Sale Price, plus a further amount equal to any accrued or declared but unpaid dividends thereon before any payment shall be made or any assets distributed to the holders of Common Stock. If upon such liquidation, dissolution or winding up of the Corporation, the assets thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment in full of the aforesaid preferential amounts, the entire assets of the Corporation to be distributed shall be distributed among the holders of the Series A Preferred Stock.

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     Following the completion of the distribution of the stated liquidation preferences to be paid to the holders of the Series A Preferred Stock, any remaining assets shall be distributed to the holders of the Common Stock of the Corporation; provided, however, if no shares of Common Stock are outstanding at the time of such distribution, the holders of the Series A Preferred Stock shall be entitled to receive, ratably (assuming conversion of all shares of Series A Preferred Stock to Common Stock), all assets of the Corporation remaining after the payment of the stated liquidation preferences of the Series A Preferred Stock.

     A consolidation or merger of the Corporation with and into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series A Preferred Stock, be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.2 if, as a result of such transaction, control of the Corporation is transferred. For purposes of this Section 4.2, "control" shall mean the ownership of, or the direct or indirect, power to vote more than 50% of the outstanding voting securities of the Corporation.

     4.3 Conversion Rights. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Value (as defined) of such share at the time of conversion by the per share Conversion Price (as defined) in effect for such share at the time of conversion. The initial "Conversion Price" per share of Series A Preferred Stock shall be $0.60, and the per share "Conversion Value" of Series A Preferred Stock shall be $100.00, plus accrued or declared and unpaid dividends. The initial Conversion Price of Series A Preferred Stock shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Series A Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series. The Corporation shall either (i) pay or (ii) make adjustment by increasing the Conversion Value for any accrued or declared but unpaid dividends on the shares of Series A Preferred Stock surrendered for conversion.

     4.4 Conversion Procedure.

     (a) Before any holder of shares of Series A Preferred Stock shall be entitled to convert any or all of such shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the shares of the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of the Series A Preferred Stock, or to such holder's nominee or nominees, certificates for the number of full shares of Common Stock to

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     which such holder shall be entitled, as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided in Section 4.4(j) and a new certificate representing any shares of Series A Preferred Stock not so converted. Such conversion shall be deemed to have been made as of the date of delivery of such written notice and of such surrender of the shares of the Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

     (b) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time after October ___, 1998 (the "Determination Date") effect a subdivision or combination of the outstanding Common Stock, the Conversion Price then in effect immediately before such subdivision or combination shall be proportionately decreased or increased. Any adjustment under this subsection shall become effective at the close of business on the effective date of the subdivision or combination.

     (c) Adjustment for Certain Dividends and Distributions. If the Corporation at any time after the Determination Date shall issue additional shares of Common Stock, by reason of the declaration or payment of a dividend or other distribution on the Common Stock payable in additional shares of Common Stock, then and in each such event, the Conversion Price then in effect shall be decreased as of the time of such issuance or, if such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

          (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

          (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

     provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

     (d) Adjustments for Other Dividends and Distributions. If the Corporation at any time after the Determination Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the

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     Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities (together with any distributions payable thereon during such period) receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under Section 4.4 with respect to the rights of the holders of the Series A Preferred Stock.

     (e) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, by capital reorganization, involving exchange, substitution, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for below), then the holder of each share of Series A Preferred Stock shall have the right thereafter to convert each such share into the same kind and amount of shares of stock and other securities and property receivable upon such exchange, reclassification or other change, as a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such substitution, reclassification or other change, all subject to further adjustment as provided herein.

     (f) Reorganization, Merger, Consolidation or Sale of Assets. If at any time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4.4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, and the holders of Series A Preferred Stock do not elect to treat such transaction as a liquidation, dissolution or winding up as provided by
     Section 4.2, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation or sale.

     (g) Sale of Shares Below Conversion Price.

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          (i) If at any time or from time to time prior to conversion of the
     Series A Preferred Stock into shares of Common Stock and subsequent to the Determination Date the Corporation shall issue or sell Additional Shares of Common Stock (as defined in Section 4.4(g)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4.4(c) and 4.4(d) above, and other than upon a subdivision or combination of shares of Common Stock as provided in section 4.4(b) above, for a consideration per share less than the then applicable Conversion Price for the Series A Preferred Stock, then, and in each such case, the Conversion Price of the Series A Preferred Stock, shall be recalculated and, if appropriate, shall be reduced, but not increased, as of the close of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be (x) the number of shares of Common Stock (assuming all outstanding shares of Series A Preferred Stock have been converted into shares of Common Stock) outstanding at the close of business on the day next preceding such issuance or sale plus (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock (assuming all outstanding shares of Series A Preferred Stock have been converted into shares of Common Stock) outstanding at the close of business on the date of such issue or sale after giving effect to the issuance of such Additional Shares of Common Stock.

          (ii) For the purposes of making any adjustment to the Conversion Price of the Series A Preferred Stock or number of shares of Common Stock receivable on conversion of Series A Preferred Stock as provided in this
     Section 4.4(g), the consideration received by the Corporation for any issue or sale of securities shall:

               (A) to the extent it consists of cash, be computed at an amount equal to the price paid for the securities;

               (B) to the extent it consists of property other than cash, be computed at the net fair market value of that property as determined in good faith by the Board; and

               (C) if Additional Shares of Common Stock, Convertible Securities (as defined in paragraph (iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the net portion of the consideration so received that may be reasonably and in good faith determined by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

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          (iii) For the purposes of this Section 4.4(g), the term "Options"
     shall mean rights, options or warrants to subscribe for, purchase, or otherwise acquire either Common Stock or Convertible Securities, as defined herein, and the term "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Series A Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock. If the Corporation at any time or from time to time after the Determination Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case of Convertible Securities and Options, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4.4(g)(ii) above assuming the payment of all consideration required to effect the exercise or conversion of Options or Convertible Securities, as the case may be) of such Additional Shares of Common Stock would be less than the applicable Conversion Price of the Series A Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (A) no further adjustment in the applicable Conversion Price of the Series A Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Series A Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

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               (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Series A Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                    (1) in the case of Convertible Securities or Options for
               Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the additional consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                    (2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.4(g)(ii) above) upon the issue of the Convertible Securities upon the actual exercise of such Options.

               (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price of the Series A Preferred Stock to an amount which exceeds the lower of: (i) the Conversion Price of the Series A Preferred Stock on the Determination Date, or (ii) the Conversion Price of the Series A Preferred Stock that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date and that previously has not been recomputed or readjusted pursuant to clause (B) or (C) above; and

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               (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price of the Series A Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

          (iv) The term "Additional Shares of Common Stock" as used herein means all shares of Common Stock issued by the Corporation after the Determination Date, whether or not subsequently reacquired or retired by the Corporation, other than (A) shares outstanding as of the Determination Date, to the extent that such shares are reacquired and thereafter resold by the Corporation for a consideration per share equal to or greater than that paid by the Corporation to reacquire the shares; (B) shares of Common Stock issued upon conversion of the Series A Preferred Stock; (C) shares of Common Stock issued as a dividend or distribution on the Series A Preferred Stock; or (D) up to 1,000,000 shares of Common Stock (or rights to acquire Common Stock) issued after the Determination Date pursuant to the Corporation's 1997 Stock Option Plan.

     (h) Minimum Adjustment. No adjustment of the Conversion Price shall be made in an amount less than $0.001, but any such lesser adjustments shall be carried forward and shall be made at the time together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.001 or more.

     (i) Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 4.4, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock a certificate, signed by the Chairman of the Board, the President or the Chief Financial Officer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

     (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion. For purposes of fractional share payments, the fair market value of a share of Common Stock of the Corporation shall be equal to the Weighted Average Trading Price of a share of Common Stock during the 45 days preceding the date of determination.

     (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the

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     Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series A Preferred Stock at the time outstanding.

     (l) Payment of Taxes. The Corporation shall pay any and all issuance and other taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of the Series A Preferred Stock pursuant hereto other than income taxes and other taxes personal to the recipient of those shares. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in a name other than that in which the Series A Preferred Stock so converted was registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax.

     (m) No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

     4.5 Redemption. Subject to applicable provisions of the Delaware General Corporation Law, the Corporation may redeem the then outstanding shares of Series A Preferred Stock as follows: (a) after October 26, 1999, one-third of the originally issued shares of Series A Preferred Stock may be redeemed by the Corporation if the Weighted Average Trading Price of a share of Common Stock of the Corporation for the 45 days prior to the date of the Redemption Notice equals or exceeds $2.40 per share; (b) after October 26, 2000, an additional one-third of the originally issued shares of Series A Preferred Stock may be redeemed by the Corporation if the Weighted Average Trading Price of a share of Common Stock of the Corporation for the 45 days prior to the date of the Redemption Notice equals or exceeds $3.60 per share; and (c) after October 26, 2000, an additional one-third of the originally issued shares of Series A Preferred Stock may be redeemed by the Corporation if the Weighted Average Trading Price of a share of Common Stock of the Corporation for the 45 days prior to the date of the Redemption Notice equals or exceeds $4.80 per share. In addition to the foregoing rights of the Corporation to redeem outstanding shares of Series A Preferred Stock, the Corporation may redeem the then outstanding

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shares of Series A Preferred Stock after October 26, 2000, if the retained earnings of the Corporation (as reflected in publicly available period end financial statements prepared in accordance with generally accepted accounting principles) equal or exceed $3,750,000. Any such redemption shall be at the Sale Price of the Preferred Stock to be redeemed plus all accrued and all declared but unpaid dividends on the shares of Series A Preferred Stock to be redeemed. The redemption procedure shall be as set forth in this Section 4.5.

     (a) Redemption Procedure. At least 30 days but not more than 60 days prior to a date set for redemption of Series A Preferred Stock (a "Redemption Date"), the Corporation shall mail a written notice of such redemption (a "Redemption Notice"), postage prepaid, to each holder of Series A Preferred Stock. The Redemption Notice shall state (A) the number of shares of Series A Preferred Stock to be redeemed, (B) the Redemption Date and the total redemption price, (C) that holders must surrender to the Corporation, in the manner and at the place designated by the Corporation, such holders certificate or certificates representing the shares of Series A Preferred Stock, and (D) stating the basis upon which the Corporation is entitled to redeem the shares.

     (b) Notice of Redemption. The Redemption Notice shall notify all holders of Series A Preferred Stock that on or before the Redemption Date, each holder of Series A Preferred Stock shall surrender its certificate or certificates representing its shares of Series A Preferred Stock to the Corporation, in the manner and at the place designated in the notice from the Corporation, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. Such Redemption Notice shall also state the current Conversion Price and the date on which the right to convert the Series A Preferred Stock or portions thereof into Common Stock of the Corporation will expire.

     (c) Trust Fund. On or prior to 30 days after a Redemption Date, the Corporation shall deposit the aggregate Redemption Price of all Series A Preferred Stock shares to be redeemed for which certificates have not been surrendered on or before the date of deposit, with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders. The balance of any monies deposited by the Corporation pursuant to this paragraph remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of the Board of Directors of the Corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon proof of ownership of the Series A Preferred Stock, to receive from the Corporation such monies but without interest from the Redemption Date.

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     4.6 Voting Rights of Preferred Stock. Each holder of shares of Series A
Preferred Stock shall be entitled to the number of votes equal to the whole number of shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted on the record date for the vote or consent of stockholders. The holder of each share of Series A Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock, except with respect to the election or removal of directors for which each holder will have the rights set forth in Section 4.7 below, and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon any matters submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote and except as otherwise provided in Section 4.8 hereof.

     4.7 Election of Directors. In addition to the rights set forth in Section 4.6, the holders of the Series A Preferred Stock, as a separate class, shall have the special and exclusive right, when more than 10,000 shares of Series A Preferred Stock are outstanding, to elect (a) two directors to the Board of Directors of the Corporation, or (b) if the Board of Directors is increased to a number greater than six, a number of directors equal to one-third of the total number of directors, in the case of fractions, rounded up to the next whole number; and, when more than 5,000 shares but fewer than 10,000 shares of Series A Preferred Stock are outstanding, to elect (1) one director to the Board of Directors of the Corporation, or (2) if the board of Directors is increased to a number greater than six, a number of directors equal to one-sixth of the total number of directors, in the case of fractions, rounded up to the next whole number. In any election of directors by the holders of Series A Preferred Stock, each holder of Series A Preferred Stock shall have the number of votes equal to the number of shares of Common Stock into which such holders' shares of Series A Preferred Stock could be converted on the record date for such election. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock pursuant to this Section 4.7, the remaining directors so elected by that class may, by the affirmative vote of the majority thereof (or the remaining director so elected if there be but one), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Within 30 days after the resignation of a director elected by the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock agree to hold a meeting or act by written consent to re-elect current Series A Preferred Stock directors or a new slate of Series A Preferred Stock directors. Series A Preferred Stock directors then in office shall remain in office until such meeting is held or such action by written consent is taken. Any directors who shall have been elected by the holders of the Series A Preferred Stock or by an directors so elected as provided in the preceding sentence may be removed during their term of office, either with or without cause, by, and only by, the affirmative vote of the a majority of the shares of Series A Preferred Stock given either at a special meeting or such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by holders of the Series A Preferred Stock represented at such meeting or pursuant to such written consent.

     4.8 Protective Provisions of Preferred Stock. So long as more than 5,000 shares of Series A Preferred Stock are outstanding the Corporation shall not, without the vote or written consent of the holders of more than 50% of the outstanding shares of Series A Preferred Stock, do any of the following:

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


          (a) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock;

          (b) increase the authorized number of shares of Series A Preferred Stock;

          (c) authorize or issue any new class or series of equity securities which has mandatory redemption provisions, or which has anti-dilution provisions or voting rights that are more favorable than those of the Series A Preferred Stock, or which has liquidation or dividend preferences that are equal or senior in priority to those of the Series A Preferred Stock;

          (d) effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries if the Corporation or its subsidiary is not the surviving corporation, or any consolidation or merger involving the Corporation or any of its subsidiaries if the Corporation or its subsidiary is the surviving corporation but the holders of the capital stock of the Corporation before the consolidation or merger own less than 50% of the Corporation after the consolidation or merger, or any reclassification or other change of any stock, or any recapitalization of the Corporation, or any voluntary dissolution, liquidation or winding up of the Corporation;

          (e) repurchase any outstanding shares of Common Stock (except for repurchases of Common Stock from directors, employees and consultants not exceeding $10,000 in any twelve month period);

          (f) amend, alter or repeal the Certificate of Incorporation to change the rights, preferences, privileges or limitations of the Series A Preferred Stock, whether by merger, consolidation or otherwise;

          (g) declare any dividends on or make any distribution on account of the Common Stock; or

          (h) permit any direct or indirect subsidiary or other entity owned by the Corporation to sell any equity security or similar interest or any right to acquire an equity security or similar interest in such entity, except when done in the ordinary course of the Corporation's oil and gas business.

     4.9 Status of Converted Stock. In case any shares of Series A Preferred Stock shall be converted pursuant to Section 4.3 hereof, the shares so converted shall assume the status of authorized but undesignated and unissued shares of Series A Preferred Stock.

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


     4.10 Notices. Any notice required herein except as otherwise specifically provided herein, to be given to the holders of shares of Series A Preferred Stock shall be in writing and may be delivered by personal service, sent by overnight professional courier service, sent by telegraph or cable or sent by United States registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to each holder of record at its address appearing on the books of the Corporation. If sent by facsimile, a confirmed copy of such facsimile notice shall promptly be sent by mail (in the manner provided above) to the holders. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the third business day after the date of mailing, whichever is earlier in time.

     4.11 Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Series A Preferred Stock shall be deemed to have consented, for purposes of any applicable laws concerning corporate governance, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

     RESOLVED FURTHER, that the Chairman of the Board, the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation are each authorized to execute, verify and file a certificate of designation of preferences of preferred stock in accordance with the General Corporation Law of the State of Delaware.

     3. The authorized number of shares of Preferred Stock of the Corporation is 1,000,000 shares, the number of shares constituting Series A Preferred Stock, none of which has been issued, is 25,000 shares.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate on April 16, 1999.


                                             /s/ D. Scott Singdahlsen
                                          -------------------------------
                                          D. Scott Singdahlsen, President



ATTEST:


   /s/ Andrew P. Calerich
-----------------------------
Andrew P. Calerich, Secretary



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